EXHIBIT 99.1

CHENIERE ENERGY PARTNERS, L.P. NEWS RELEASE

Cheniere and BG Sign 20-Year LNG Sale and Purchase Agreement

▪	Cheniere signs first customer for LNG sales at Sabine Pass Terminal

▪	BG contracts for approximately 3.5 million tonnes per annum of LNG

Houston, Texas - October 26, 2011 - Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE Amex: CQP) announced today that its subsidiary, Sabine Pass Liquefaction, LLC (“Sabine Liquefaction”), has entered into its first liquefied natural gas (“LNG”) sale and purchase agreement (“SPA”) with BG Gulf Coast LNG, LLC (“BG”), a subsidiary of BG Group plc, under which BG has agreed to purchase 3.5 million tonnes per annum (“mtpa”) of LNG. Sabine Liquefaction is planning to develop the ability to produce 9 mtpa of LNG in the first phase of its project at the Sabine Pass Terminal owned by Cheniere Partners. On May 20, 2011, Sabine Liquefaction received authorization from the U.S. Department of Energy to export up to 16 mtpa of LNG destined to all countries with which trade is permissible.

Under the agreement, BG will pay Sabine Liquefaction a fixed sales charge for the full annual contract quantity and will also pay a contract sales price for LNG purchases based on the applicable Henry Hub index traded on the New York Mercantile Exchange. LNG will be loaded onto BG's vessels. The SPA has a term of twenty years commencing upon the date of first commercial delivery, and an extension option of up to ten years. LNG exports are expected to commence as early as 2015. The SPA is subject to certain conditions precedent, including but not limited to Sabine Liquefaction's receiving regulatory approvals, securing necessary financing arrangements and making a final investment decision to construct the liquefaction facilities.

“BG is one of the largest participants in the global LNG markets and will be a strong foundation customer for our Sabine Pass liquefaction project,” said Charif Souki, Chairman and CEO. “Entering into this agreement is a significant milestone for our project and we look forward to finalizing additional commercial agreements and proceeding with the development of the first two trains.”

BG Group plc (LSE: BG.L) is a world leader in natural gas, with a strategy focused on connecting competitively priced resources to specific, high-value markets. Active in more than 25 countries on five continents, BG Group has a broad portfolio of exploration and production, LNG and transmission and distribution business interests. It combines a deep understanding of gas markets with a proven track record in finding and commercializing reserves. For further information visit: http://www.bg-group.com.
Cheniere Partners owns 100 percent of the Sabine Pass LNG receiving terminal located on the Sabine Pass Channel in western Cameron Parish, Louisiana. The Sabine Pass terminal has regasification and send-out capacity of 4.0 billion cubic feet per day (Bcf/d) and storage capacity of 16.9 billion cubic feet equivalent (Bcfe). Cheniere Partners is developing a project to add liquefaction and export capabilities to the existing infrastructure at the Sabine Pass LNG terminal.
As currently contemplated, the Sabine Pass Liquefaction Project (“Liquefaction Project”) is being designed and permitted for up to four modular LNG trains, each with a nominal capacity of approximately 4.5 mtpa. It is anticipated that LNG export from the Sabine Pass LNG terminal could commence as early as 2015. The Liquefaction Project is expected to be constructed in phases, with each LNG train commencing operations approximately six to nine months after the previous train. Commencement of construction is subject to regulatory approvals and a final investment decision contingent upon Cheniere Partners obtaining satisfactory construction contracts and entering into long-term customer contracts sufficient to underpin financing of the project. Cheniere Partners has placed documentation pertaining to the Liquefaction Project, including the applications and supporting studies, on its website located at http://www.cheniereenergypartners.com.

Milestone	Target Date
▪DOE export authorization	Received
▪Definitive commercial agreements	2H2011
▪EPC contract	2H2011
▪Financing commitments	2H2011
▪FERC construction authorization	2012
▪Commence construction	2012
▪Commence operations	2015/2016

This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere Partners' business strategy, plans and objectives, including the construction and operation of liquefaction facilities, (ii) statements regarding our expectations regarding regulatory authorizations and approvals and (iii) statements expressing beliefs and expectations regarding the development of Cheniere Partners' LNG terminal and liquefaction business. Although Cheniere Partners believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere Partners' actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere Partners' periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere Partners does not assume a duty to update these forward-looking statements.

CONTACTS:
Investors: Christina Burke, 713-375-5104
Media: Diane Haggard, 713-375-5259